Consent of Independent Auditors’

We consent to the incorporation by reference in the Registration Statement (Form F-10) of our report dated March 25, 2009 with respect to the consolidated financial statements of the Company as at December 31, 2008 and 2007, and for the three years then ended, included in the Annual Report (Form 40-F) for 2008 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Chartered Accountants
Vancouver, B.C. Canada
July 27, 2009